Exhibit 99.1


                 PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: John E. Anderson
         Chief Executive Officer               904/396-5733, Ext. 3215



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2005.

Jacksonville, Florida; January 26, 2005 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income increased 25.6% to $1,656,000 or $.55 per diluted common share for the first quarter of fiscal year 2005, compared to $1,318,000 or $.44 per diluted common share for the same quarter last year. Fiscal 2004 first quarter included $87,000 of income from discontinued operations. Income from continuing operations increased 34.5% to $1,656,000 in the first quarter of fiscal 2005 from $1,231,000 in the first quarter of 2004.

First Quarter Operating Results. For the first quarter of fiscal 2005, consolidated revenues were $31,374,000, an increase of $3,690,000 or 13.3% over the same quarter last year.

The transportation segment's revenues for the first quarter of fiscal 2005 were $27,035,000, an increase of $3,264,000 or 13.7% over the same quarter last year. Fuel surcharges accounted for $1,610,000 of the increase, resulting from higher diesel fuel costs during the quarter compared to the same quarter last year. Excluding fuel surcharges, revenue per mile increased 5.1%, reflecting stronger pricing for hauling services. Revenue miles in the current quarter were up 2.0% compared to the first quarter of 2004.

Real estate revenues were $4,339,000 for the first quarter of fiscal 2005, an increase of $426,000 or 10.9% from the first quarter of fiscal 2004. Lease revenue from developed properties increased $466,000 or 19.0%, due to a 25.4% increase in occupied square footage. The increased space resulted from the purchase of two completed buildings in March 2004 and the purchase of one building in early November 2004. These purchases added 491,000 total square feet and 339,000 of leased square feet during the first quarter of fiscal 2005. Royalties from mining operations decreased as a result of a 7.5% decrease in tons sold as compared to the same quarter last year.

Consolidated gross profit for the first quarter of 2005 was $5,917,000, an increase of $694,000 or 13.3% from the first quarter of last year. Gross profit in the transportation segment increased $272,000 or 8.6%, primarily due to the increases in pricing and volume, offset by increased risk and health insurance costs as compared to the same quarter last year. Gross profit in the real estate segment increased $423,000 or 20.5% from the first quarter of 2004, primarily due to increased lease revenue from higher average leased square footage from the purchase of the buildings discussed above.

Income from continuing operations was $1,656,000 or $.55 per diluted common share for the first quarter of fiscal 2005, a 34.5% increase over the first quarter of last year.

Net income was $1,656,000 or $.55 per diluted share for the first quarter of fiscal 2005 compared to $1,318,000 or $.44 per diluted common share for the same quarter last year. Net income for the first quarter of 2004 included $87,000 of income from discontinued operations, net of tax.


                                 Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733

Summary and Outlook. The Company's real estate and transportation businesses continue to experience improved market conditions as the result of a stronger regional and national economy. Management expects both the real estate and transportation segments to benefit from favorable demand within their respective businesses.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


                 PATRIOT TRANSPORTATION HOLDING, INC.
            Summary of Consolidated Revenues and Earnings
                (In thousands except per share amounts)


                                                      Three Months
                                                         Ended
                                                       December 31,
                                                     2004        2003
                                                     ----        ----
        Revenues                                    $ 31,374     27,684
        Gross profit                                $  5,917      5,223
        Income before income taxes                  $  2,714      2,019
        Income from continuing operations           $  1,656      1,231
        Income from discontinued operations         $      -         87
        Net income                                  $  1,656      1,318
        Earnings per common share:
         Income   from   continuing operations
              Basic                                   $ 0.56       0.42
              Diluted                                 $ 0.55       0.41
         Income from discontinued operations
              Basic                                   $    -       0.03
              Diluted                                 $    -       0.03
         Net income
              Basic                                   $ 0.56       0.45
              Diluted                                 $ 0.55       0.44
         Common shares used in computing earnings
          per share:
              Basic                                    2,932      2,933
              Diluted                                  3,000      2,983


                               Continued


              PATRIOT TRANSPORTATION HOLDING, INC.
              Condensed Balance Sheets (Unaudited)
                     (Amounts in thousands)


                                                 December 31     September 31
                                                    2004            2004
                                                 -----------     ------------
Cash and cash equivalents                        $      359      $       199
Cash held in escrow (a)                                   -           16,553
Accounts receivable, net                              8,237            9,123
Other current assets                                  5,707            4,191
Property, plant and equipment, net                  160,624          149,011
Other non-current assets                              6,777            6,317
                                                 ----------      -----------
             Total Assets                        $  181,704      $   185,394
                                                 ==========      ===========

Current liabilities                              $   12,604      $    23,099
Long-term debt (excluding current maturities)        49,988           41,185
Deferred income taxes                                11,667           15,767
Other non-current liabilities                         7,301            7,256
Shareholders' equity                                100,144           98,087
                                                 ----------      -----------
             Total Liabilities and
              Shareholders' Equity               $  181,704      $   185,394
                                                 ==========      ===========


 (a) Cash held in escrow consists of proceeds from sales of real estate held in escrow in anticipation of qualified real estate purchases in accordance with Section 1031 of the Internal Revenue Code.
      In November 2004, $7,200,000 was used to purchase qualified property and the balance was released from escrow.

                 Patriot Transportation Holding, Inc.
                           Business Segments
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:

                                                    Three months ended
                                                       December 31
                                                    2004          2003
                                                    ------------------
             Transportation revenues               $27,035        $ 23,771
             Real estate revenues                    4,339           3,913
                                                   -------        --------
             Total revenues                        $31,374        $ 27,684


             Transportation operating profit       $ 1,450        $  1,346
             Real estate operating profit            2,486           2,062
             Corporate expenses                       (419)           (404)
                                                   --------       ---------
             Total operating profit               $  3,517        $  3,004
                                                  =========       =========


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